Exhibit 8.1

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637

Main Tel +1 312 782 0600
March 21, 2017	Main Fax +1 312 701 7711
www.mayerbrown.com
Canadian Imperial Bank of Commerce
Commerce Court
Toronto, Ontario, Canada
M5L 1A2

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Canadian Imperial Bank of Commerce (the “Bank”) in connection with the issuance by the Bank of its Senior Debt Securities. We hereby confirm to you that the statements of U.S. tax law set forth under the heading “Material Income Tax Consequences—United States Taxation” in the prospectus included as part of the Registration Statement filed on Form F-3 (No. 333-216286) (the “Registration Statement”), are our opinion, subject to the qualifications, limitations and assumptions set forth in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the headings “Legal Matters” and  “Material Income Tax Consequences—United States Taxation”  in the prospectus included as part of the Registration Statement and under the headings “Material Income Tax Consequences—United States Taxation,”  “Material U.S. Federal Income Tax Considerations” or similar headings in any future prospectus supplement, product supplement or pricing supplement filed by the Bank in connection with the Registration Statement.

In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.

Very truly yours,

Mayer Brown LLP

Mayer Brown LLP operates in combination with other Mayer Brown entities (the “Mayer Brown Practices”), which have offices in North America, Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.